Exhibit 10.7
AGREEMENT OF PURCHASE AND SALE

11.00	CONFIDENTIALITY	23

11.01	OBLIGATION TO MAINTAIN INFORMATION CONFIDENTIAL	23
11.02	CONSULTANTS AND ADVISORS BOUND	24

12.00	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES	24

12.01	VENDOR’S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES	24
12.02	PURCHASER’S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES	24
12.03	TIME LIMITATION	24

13.00	PURCHASER’S INDEMNITIES	24

13.01	PURCHASER GENERAL INDEMNITY	24
13.02	VENDOR GENERAL INDEMNITY	25
13.03	ENVIRONMENTAL INDEMNITY	25
13.04	NO MERGER OF LEGAL RESPONSIBILITIES	26

14.00	WAIVER	26

14.01	WAIVER MUST BE IN WRITING	26

15.00	ASSIGNMENT	27

15.01	ASSIGNMENTS BEFORE CLOSING	27

16.00	NOTICE	27

16.01	SERVICE OF NOTICE	27
16.02	ADDRESSES FOR NOTICES	27
16.03	RIGHT TO CHANGE ADDRESS	28

17.00	POST CLOSING ADMINISTRATION	28

17.01	REGISTRATION OF DOCUMENTS	28
17.02	COORDINATION OF ADMINISTRATIVE MATTERS	28
17.03	VENDORS’ ACCESS TO DOCUMENTS	29

18.00	MISCELLANEOUS PROVISIONS	29

18.01	FURTHER ASSURANCES	29
18.02	GOVERNING LAW	29
18.03	TIME	29
18.04	NO AMENDMENT EXCEPT IN WRITING	29
18.05	CONSEQUENCES OF TERMINATION	29
18.06	SUPERSEDES EARLIER AGREEMENTS	30
18.07	ENUREMENT	30

SCHEDULES
Schedule “A”:
Schedule “A”, which includes: Part I - Lands, Leases and Encumbrances (including preferential purchase rights and penalties);  Part II – Production Sales Contracts; Part III- Facilities; Gas Gathering Lines, Pipelines, Facility, Processing, Treating, Transportation and Contract Operating Agreements; Part IV- Wells; Part V-  Authorizations for Expenditure;  Part VI- Areas of Mutual Interest; Part VII-Default Notices, Claims, Lawsuits & Offset Drilling Notices;

Schedule “B”:	General Conveyance for Canadian Assets
Schedule “C”:	General Conveyance for U.S. Assets
Schedule “D”:	Specific Conveyances for U.S. Assets

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made this 28th day of September, 2007.

BETWEEN:

THUNDER RIVER ENERGY INC. (“Thunder”), a body corporate, registered to carry on business in the Province of Alberta and CIMA HOLDINGS INC. (“CIMA”), a New Mexico corporation (Thunder and CIMA hereinafter collectively called the “Vendors”)

- and -

KODIAK ENERGY, INC., a body corporate formed under the laws of Delaware and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Purchaser”)

WHEREAS the Vendors have agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendors on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.00	INTERPRETATION

1.01	Definitions

In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them:

“Agreement” means this document, together with the Schedules attached hereto and made a part hereof.

“Assets” means Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests.

“Business Day” means any day other than a Saturday, Sunday or a statutory holiday in Alberta or New Mexico.

“Closing” means the exchange of Conveyance Documents on the Closing Date, the delivery by the Purchaser to the Vendors of the Purchase Price, and the transfer of the Assets by the Vendor to the Purchaser.

“CIMA Assets” means the portion of the Assets located in the United States of America.

“Closing Date” means 7:00 a.m. on September 28, 2007, or such other time and date as may be agreed to by the Parties.

“Conveyance Documents” means, collectively, the documents which provide for the assignment, transfer or other disposition of the Assets to the Purchaser including those in Schedule “B” and “C”.

“Effective Time” means 4:00 p.m. (Calgary time) on July 11, 2007.

“EL-413” means exploration licence 413 issued under the Law of Canada.

“Facilities” means the facilities set forth in Part IV of Schedule “A”.

“GST” means tax payable pursuant to the Excise Tax Act (Canada) and in accordance with Subclause 2.03 hereof.

“Lands” means the lands set forth and described in Schedule ”A”, insofar as rights to the Petroleum Substances underlying those lands are granted by the Leases.

“Leases” means the leases, licences, permits, reservations, interests and other documents of title set forth and described in Schedule “A”, by virtue of which the holder thereof is entitled to explore for, drill for, win, take, own or remove Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or share in the proceeds generated by, or to receive payments calculated by reference to the quantity or value of such production, and includes, if applicable, all renewals, extensions of and amendments to such documents and all documents issued in substitution therefor.

“Miscellaneous Interests” means the Vendors’ entire right, title and interest in and to all property, assets and rights, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without restricting the generality of the foregoing, the Vendors’ entire interest in:

(a)	the Title and Operating Documents;

(b)	the Surface Rights;

(c)	the wellbores and casing of all Wells; and

(d)	copies of the geological, engineering, seismic, Facilities records and other records, files, reports data, correspondence and documents that relate directly to the Assets.

“Parties”  means the parties to this Agreement, and “Party” means the Purchaser or one of the Vendors.

“Permitted Encumbrances” means:

(a)
any rents, royalties, production payments, net carried interests, net profit interests, reduction in interests, or other similar interests, rights, encumbrances, burdens or obligations described in Schedule ”A” ;

(b)	any preferential rights of purchase, right of first refusal or any similar restriction applicable to any of the Assets, as identified in Schedule ”A”;

(c)	the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing;

(d)	the right reserved to or vested in any grantor, government or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

(e)
easements, rights of way, servitudes or other similar rights in land, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(f)
rights of general application reserved to or vested in any governmental authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental restrictions on production rates from the Wells or on operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

(g)	agreements for the sale of Petroleum Substances, which are terminable on thirty (30) days' notice or less (without an early termination penalty or other cost) or which are set forth in Schedule ”A”;

(h)	the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

(i)
undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards a Vendor's share of the costs and expenses thereof, which costs and expenses are not due or delinquent as of the Closing Date;

(j)
the reservations, limitations, provisos and conditions in any grants or transfers from the Crown, United States government or State of New Mexico of any of the Lands or interests therein, and statutory exceptions to title;

(k)
the terms and conditions of all agreements which relate to the Assets, including but not limited to earning, ownership, operating, pooling and unitization agreements (other than those described in paragraph (b) above), except to the extent the foregoing create any Security Interests, burden, royalty, production payment, net carried interest, liens, charges, net profits interest or other similar interest, right, encumbrance, obligation or liability which is not otherwise described in Schedule ”A” or elsewhere in this definition;

(l)	the agreements identified in Schedule ”A” respecting the processing, treating or transmission of Petroleum Substances or the operation of Wells by contract field operators;

(m)
penalties which are disclosed in Schedule ”A” and which have arisen under operating procedures or similar agreements as a consequence of elections by either or the Vendors not to participate in operations on the Lands to which the penalty applies;

(n)	liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets; and

(o)
mechanics', builders' or materialman's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due, or the validity of which is being diligently contested by or on behalf of either of the Vendor.

“Petroleum and Natural Gas Rights” means the entire right, title and interest of the Vendors described in Schedule ”A” in respect of the Leases to the extent that they apply to the Lands, including any existing contractual right of either of the Vendors to earn an interest under a farm-in or similar arrangement, and any overriding royalty or net profits interests accruing to either of the Vendors;

“Petroleum Substances” means petroleum, natural gas and related hydrocarbons, sulphur, CO2, coalbed natural gas and every other mineral or substance, or any of them, whether gaseous, liquid or solid and whether hydrocarbons or not and includes helium;

“Prepaid Gas Obligations” means, with respect to production, sale or related contracts pertaining to the Petroleum and Natural Gas Rights, the obligations of the Vendors under “take or pay” and similar provisions either to repay payments made by the purchasers thereunder for Petroleum Substances not taken by them or to deliver such gas or substances to such purchasers without full payment therefor.

“Purchase Price” means the amount payable by the Purchaser to the Vendors pursuant to Clause 2.02 as modified by the adjustments and reductions provided for herein.

“Prime Rate” means the per annum rate designated as the prime rate for Canadian dollar commercial loans by the main Calgary branch of the Royal Bank of Canada, with any change to that rate being effective under this Agreement on the same day as it is made effective by the Royal Bank of Canada.

“Regulations” means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets or any part thereof.

“Security Interests” means any assignment, security, general security agreement, deed of trust, debenture, land charge, mortgage, charge, pledge, negative pledge, lien or other security interest whatsoever or howsoever created, which encumbers the title of either of the Vendors in and to any or all of the Assets or the proceeds to be received under this Agreement.

“Specific Conveyances” means all conveyances, assignments, transfers, novations, trust agreements and other documents and instruments that are reasonably required or desirable to convey, assign and transfer the Assets to the Purchaser and to novate the Purchaser in the place and stead of the Vendors with respect to the Assets;

“Surface Rights” means all rights to enter upon, use and occupy the surface of the Lands or any lands with which the Lands have been pooled or unitized or any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the Lands or the Tangibles;

“Tangibles” means the Vendors’ entire right, title and interest, whether leased or owned, in and to all tangible depreciable property and assets that are:

(a)	the Facilities;

(b)	all gas gathering lines and oil flow lines related to any of the Wells;

(c)
located in, on or about the Lands used or intended for use, in connection with the exploration, development, injection, production, processing, gathering, storage, treatment, transportation of the Petroleum Substances produced from the Petroleum and Natural Gas Rights and the Lands or the operations thereon or relative thereto, including, without limitation, well equipment, if any, relating to the Wells;

(d)
all field inventory used or intended to be used in connection with the assets in existence as at the Effective Date which is not otherwise consumed by the Vendors in the ordinary course of operating the Assets; and

(e)	any additional items, whether located on or off the Lands, that are indicated in Schedule “A” to be specifically included as Tangibles.

“Thunder Assets” means the portion of the Assets located in Canada.

“Title and Operating Documents” means, to the extent directly related to the Petroleum and Natural Gas Rights and the Tangibles, or either of them:

(a)	the Leases;

(b)
agreements affecting the Vendors’ interests in the Petroleum and Natural Gas Rights, including, without limitation, operating agreements, royalty agreements, farm-out or farm-in agreements, option agreements, participation agreements, pooling agreements, sale and purchase agreements and asset exchange agreements;

(c)	agreements pertaining to the Surface Rights;

(d)	agreements for the construction, ownership and operation of gas plants, gas gathering systems and other Tangibles;

(e)
service agreements for the treating, gathering, storage, transportation or processing of Petroleum Substances or other third party Petroleum Substances, the injection or subsurface disposal of substances, the use of wellbores or the operation of any Wells or Tangibles by a third party;

(f)	any approvals, authorizations or licenses required under the Regulations for the conduct of operations with respect to the Assets, including, without limitation, well and pipeline licences; and

(g)	all other documents that relate to the ownership, operation or exploitation of the Petroleum Substances or Tangibles.

“Title Defect” means a defect, deficiency or discrepancy in or affecting the title of the Vendors in and to any of the Assets, other than specifically disclosed herein or in Schedule ”A”, which is sufficiently material and adverse to the enforcement of title that it would not be acceptable to a prudent purchaser buying similar oil and gas properties, acting reasonably and excluding Permitted Encumbrances.

“Wells” means all producing, shut-in, water source, disposal, injection, suspended and similar wells located upon or having bottom hole coordinates lying under the Lands or otherwise directly relating to Vendor’s operations and to the Petroleum Substances thereto which are set forth in Schedule ”A”.

1.02	Schedules

The following Schedules are attached hereto and made part of this Agreement:

(a)
Schedule ”A”, which includes: Part I - Lands, Leases and Encumbrances ( including preferential purchase rights and penalties);  Part II – Production Sales Contracts;  Part III- Facilities; Gas Gathering Lines, Pipelines, Facility, Processing, Treating, Transportation and Contract Operating Agreements;  Part IV- Wells; Part V-  Authorizations for Expenditure;  Part VI- Areas of Mutual Interest; Part VII-Default Notices, Claims, Lawsuits & Offset Drilling Notices;

(b)	Schedule ”B”, which is the form of general conveyance; and

(c)	Schedule “C”, which are the conveyances for CIMA Assets.

1.03	References

The references “hereunder”, “herein” and “hereof” refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement.  Any reference to time shall refer to the time in Calgary, Alberta, Canada during the respective intervals in which each is in force.

1.04	Headings

The headings of the Articles, Clauses, Subclauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.05	Singular/Plural

Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.06	Use Of Funds

All references to “dollars” or “$” herein shall refer to lawful currency of the United Sates of America.

1.07	Derivatives

Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.08	Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.09	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail.  If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.10	Responsibility Extends to Legal Costs

References to costs in the liability and indemnification obligations prescribed in this Agreement shall be deemed to include reasonable legal costs on a solicitor and his own client basis or attorney costs.

1.11	Knowledge or Awareness

Where a representation or warranty in this Agreement is made on the basis of the knowledge or awareness of a Vendor, such knowledge or awareness consists of the actual knowledge or awareness of the current officers and supervisory employees of that Vendor which are primarily responsible for the matters in question in the course of their normal duties.

2.00	PURCHASE AND SALE

2.01	Agreement of Purchase and Sale

The Purchaser agrees to purchase the Assets from the Vendors and the Vendors agree to sell the Assets to the Purchaser on the terms and conditions set forth herein.

(a)	The Purchase Price payable for the Assets is up to Twenty-Seven Million Dollars ($27,000,000.00).

(b)
In determining the Purchase Price, the Parties have taken into account the Purchaser's assumption of responsibility, if any, for any future plugging, abandonment and reclamation costs associated with the Assets, as set forth in this Agreement and the Vendors’ release of responsibility therefor.

2.02	Payment of Purchase Price

The Purchase Price shall be paid as follows:

(a)	by payment of a $100,000 deposit (receipt whereof is hereby acknowledged by the Vendors);

(b)	by payment of $900,000 by way of bank draft or certified cheque to Thunder and the issuance of Seven Million (7,000,000) shares of the Purchaser to Thunder on Closing;

(c)	by way of the issuance by the Purchaser of shares from treasury as follows:

(i)	2 million shares on the earlier of June 30, 2008 and the date of completion of the Purchasers seismic program on EL-413;

(ii)	1 million further shares on the earlier of March 30, 2009 and date of the spudding of a well on EL-413 with a proposed total depth of 1,500 meters;

(iii)	1.5 million further shares on the spudding of a well on EL-413 with a proposed total depth of 2,500 meters or greater; and

(iv)	1.5 million further shares within ten (10) Business Days of the conversion of any part of EL-413 to a Significant Discovery License.

It is acknowledged that the actions described in (ii), (iii) or (iv) above will only occur if the Purchaser is satisfied that the actions are justified and should be undertaken.  Therefore it is agreed that if those actions are not taken the Purchaser shall reconvey EL-413 to Thunder provided that:

(v)	the Purchaser shall have earned an undivided 6.25% working interest in 200,000 acres of EL-413 if it satisfies (c)(i) above, or

(vi)	the Purchaser shall have earned an additional undivided 12.50% working interest in 200,000 acres of EL-413 if it satisfies (c)(ii) above, or

(vii)	the Purchaser shall have earned an additional undivided 25.00% working interest in 200,000 acres of EL-413 if it satisfies (c)(iii) above.

If all of the actions described in (c) above are satisfied then the Purchaser shall issue at least 100,000 further shares to Thunder if an engineering report prepared in accordance with industry standards from a qualified, experienced professional engineering firm shows that there are at least 100 million barrels of possible commercial reserves of Petroleum Substances in place under EL-413.  If such reports shows there are more than 100 million barrels of possible commercial reserves of Petroleum Substances in place under EL-413 then the Purchaser shall make a further payment of up to a maximum of Four Million Nine Hundred Thousand (4,900,000) shares with the Vendors being issued 100,000 shares for each 10 million barrels of possible commercial reserves of Petroleum Substances in place under EL-413.  For the purpose of all calculations in this Aricle 2.00 each share of the Purchaser issued as part of the Purchase Price shall have a deemed value of $2.00.  The class of shares issued shall be that class of shares of the Purchaser which are trading.

2.03	GST

The Purchaser shall remit to Thunder at Closing the six percent (6%) GST applicable to that portion of the Purchase Price allocated to the Tangibles forming part of the Thunder Assets in accordance with the Excise Tax Act (Canada).  The Vendor undertakes to remit the GST to the appropriate governmental authority in accordance with the Excise Tax Act (Canada).

The Parties acknowledge and agree that seismic being purchased by the Purchaer has been valued at $416,000.00, and GST is payable thereon.

2.04	DEPOSIT

If the transactions described in this Agreement do not close for any reason other then a default by the Purchaser then the deposit and any interest earned thereon shall be promptly returned to the Purchaser.  Otherwise if the transactions do not close the deposit and any interest earned thereon shall be forfeited to the Vendors as liquidated damages.

3.00	CLOSING

3.01	Place of Closing

Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of the Purchaser on the Closing Date.

3.02	Required Approvals

In accordance with Clause 10.01, it is a condition precedent to Closing that any and all approvals and consents required under the Regulations shall have been obtained or that such approval or consent shall have been waived in writing or otherwise lapsed or, as agreed in writing between the Parties, shall be obtained subsequent to Closing.

3.03	Specific Conveyances

(a)	The Vendors and the Purchaser shall cooperate in the preparation of the Specific Conveyances so that all Specific Conveyances can be executed and delivered at Closing.

(b)
The costs of preparation of the Specific Conveyances, are to be borne by the Vendors and the costs of registration, filing and/or recording of the Specific Conveyances are to be borne by the Purchaser.

4.00	ADJUSTMENTS

4.01	Benefits and Obligations to be Apportioned

(a)
All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Time, between the Vendors and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement.  All such benefits and obligations which relate to any matter or time period occurring before the Effective Time shall be for the Vendors’ account and all those benefits and obligations which relate to any matter or time period occurring after the Effective Time shall be for the Purchaser's account.  All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Time shall be borne by the Vendors, notwithstanding that such costs may be payable in whole or in part after the Effective Time.

(b)
All rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Vendors and the Purchaser on a per diem basis as of the Effective Time, unless and to the extent that such apportionment in favour of the Vendors is waived by the Vendors.

(c)	Petroleum Substances which were produced, but not sold, as of the Effective Time shall be credited to the Vendors.

4.02	Adjustments to Accounts

(a)
An interim accounting and adjustment will be conducted for Closing, based on the Vendors’ good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article.  Such interim accounting and adjustment shall be delivered to the Purchaser for its review and comment at least two (2) Business Days prior to Closing, together with all applicable back-up information related thereto.  A final accounting and adjustment (“Final Statement”) shall be conducted within ninety (90) days of the Closing Date.  Subject to Subclauses (b) and (c) of this Clause, the Parties shall not be obligated to make any adjustments after such ninety (90) day period (excluding any amount owing to a Party by the other Party pursuant to a Final Statement) unless such adjustment has been specifically requested, by notice, within such period.  All adjustments shall be settled by payment by the Party required to make payment hereunder within thirty (30) days of being notified of the determination of the amount owing.

(b)
The Purchaser may audit the books, records and accounts of the Vendors respecting the Assets for the purpose of effecting adjustments pursuant to this Article.  Such audit shall be conducted upon reasonable notice to the Vendors at the Vendors’ offices during the Vendors’ normal business hours, and shall be conducted at the sole expense of the Purchaser.  Any claims of discrepancies disclosed by such audit which relate to the Final Statement shall be made in writing to the Vendors within two (2) months following  the receipt by Purchaser of the Final Statement, and the Vendors shall respond in writing to any claims of discrepancies within two (2) months of the receipt of such claims.  To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendors’ response thereto, such audit exceptions shall be resolved pursuant to Article 9.00.

(c)
Notwithstanding the preceding Subclauses of this Clause, any adjustments resulting from joint venture audits, Crown, New Mexico or United States Federal or other royalty audits or Crown, New Mexico or United States Federal royalty invoices relating to the Assets and established by an audit conducted pursuant to the Regulations, the Leases or any joint venture or other agreements to which the Assets are subject shall be made within the period set out in the applicable audit provisions, with payment being made by the Party required to make payment hereunder in accordance with the Effective Time within thirty (30) days of being notified of the determination of the amount owing.

(d)
Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear compound interest, as computed monthly, from the day such amount is due to be paid until the day such amount was paid, at the Prime Rate plus 2% per annum, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

5.00	INTERIM PROVISIONS

5.01	Assets to be Maintained in Proper Manner

Prior to Closing, the Assets shall be and remain at the risk of the Vendors in respect of any material damage or destruction to the Assets.  For purposes of this provision, the phrase “damage or destruction” shall not include the effect of any change of pricing of Petroleum Substances produced or the effect of changes to any of the items described in Section 6.05(a), (b) and (d).  Legal title, ownership and possession of the Assets shall not pass to the Purchaser until Closing.

5.02	Vendor as Agent

If Closing occurs, insofar as the Vendors maintain the Assets and take actions with respect thereto on behalf of the Purchaser in accordance with this Article 5.00, at Closing the Vendors shall be deemed to have been the agent of the Purchaser hereunder.  The Purchaser ratifies all actions which the Vendors took or refrained from taking in accordance with the terms of this Article 5.00, with the intention that all such actions shall be those of the Purchaser.

5.03	Restrictions on Conduct of Business

Prior to Closing, the Vendors shall not, without the prior written consent of the Purchaser:

(a)
voluntarily assume any new obligation or new commitment with respect to the Assets, where the Vendors’ share of the expenditure associated with such obligation or commitment is estimated to exceed One Thousand Dollars ($1,000.00);

(b)	surrender or abandon any of the Assets;

(c)	amend or terminate any agreement or enter into any new agreement respecting the Assets;

(d)	propose any operation with respect to the Assets or initiate the exercise of any right arising as a result of the ownership of the Assets;

(e)
sell, transfer or otherwise dispose of the Assets, or any of them, except as may be required by the Vendors to comply with its obligations respecting any preferential rights, as provided in Clause 7.01; or

(f)	grant a Security Interest or any encumbrance with respect to any of the Assets.

However, the Vendors may assume such obligations or commitments and propose or initiate such operations or exercise any such right or option without the prior consent of the Purchaser, if the Vendors reasonably determine that such expenditures or actions are necessary for the protection of life or property, in which case the Vendors shall promptly notify the Purchaser of such intention or actions and the Vendors’ estimate of the costs and expenses associated therewith.

5.04	Obligations of the Purchaser

Subject to Clause 5.03, if an operation or the exercise of any right or option respecting the Assets is proposed in circumstances in which such operation or the exercise of such right or option would result in an obligation of the Purchaser, the following Paragraphs shall apply to such operation or the exercise of such right or option (hereinafter referred to as the “Proposal”):

(a)	the Vendors shall promptly give notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail;

(b)
the Purchaser shall, not later than twenty-four (24) hours prior to the time the Vendors are required to make an election with respect to the Proposal, advise the Vendors, by notice, whether it wishes the Vendors to exercise its rights with respect to the Proposal on behalf of the Purchaser, provided that failure of the Purchaser to make such election within such period shall be deemed to be an election by the Purchaser to participate in the Proposal;

(c)	the Vendors shall make the election authorized by the Purchaser with respect to the Proposal within the period during which the Vendors may respond to the Proposal; and

the election by the Purchaser not to participate in any Proposal required to preserve the existence of any of the Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Vendors’ interest therein is terminated as a result of such election, and such termination shall not constitute a failure of the Vendors’ representations and warranties pertaining to such Assets.

6.00	REPRESENTATIONS AND WARRANTIES OF PARTIES

6.01	Thunder's Representations and Warranties

Thunder represents and warrants to the Purchaser that:

(a)	Standing: Thunder is a corporation, duly organized, valid and subsisting, and authorized to carry on business in the Province of Alberta and the Northwest Territories;

(b)	Requisite Authority: Thunder has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(c)
No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i)	any term or provision of the constating or other governing documents of Thunder;

(ii)	any agreement, instrument, permit or authority to which Thunder is a party or by which Thunder is bound; or

(iii)	the Regulations or any judicial order, award, judgement or decree applicable to Thunder or the Assets;

(d)
Execution and Enforceability: Thunder has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, Thunder shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement.  This Agreement has been validly executed and delivered by Thunder, and this Agreement and all other documents executed and delivered on behalf of Thunder hereunder shall constitute legal, valid and binding obligations of Thunder enforceable in accordance with their respective terms and conditions;

(e)	Residency for Tax Purposes: Thunder is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)
No Finders' Fees: The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by Thunder with respect to the transactions herein;

(g)
Lawsuits and Claims: Except as specifically identified in Schedule ”A”, there are no unsatisfied judgements, claims, proceedings, actions, governmental investigations or lawsuits in existence, or to the best of the knowledge of Thunder, contemplated or threatened against or with respect to the Assets, and there exists no particular circumstance which Thunder reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit and no matter described in Schedule “A” will affect title to the Assets or the Purchaser’s enjoyment thereof;

(h)
Compliance with Leases and Agreements: No act or omission has occurred whereby Thunder is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the Thunder Assets, where such a default would impact materially and adversely upon the Assets, or any of them and to the best of the knowledge of Thunder, no third party is in default under the terms of any Lease of any agreement pertaining to the Thunder Assets, where such a default would impact materially and adversely upon the Thunder Assets;

(i)
No Default Notices:  Thunder has not received any notice of default under the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement or to the best knowledge of Thunder, there exists no particular circumstance which Thunder reasonably believes will give rise to such a notice;

(j)
Payment of Royalties and Taxes:  To the best of the knowledge of the Vendor, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, its ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by Thunder and which accrued prior to the Effective Time have been or will be properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

(k)
Encumbrances: Thunder does not warrant its title to the Thunder Assets, but does warrant that it’s interest in the Thunder Assets is free and clear of any and all liens, Security Interests, mortgages, pledges, claims, options, encumbrances, rights of first refusal, preferential rights, overriding royalties, net profits interests or other similar interests or burdens created by, through or under Thunder or of which Thunder has knowledge, other than the Permitted Encumbrances;

(l)
Agreements:  The Agreements disclosed in Schedule A” comprise all agreements for the sale of Petroleum Substances produced from the Thunder Assets not terminable on 30 days without penalty, all gas balancing agreements affecting the Thunder Assets, and all of the material agreements described in paragraphs (c), (d), (e) and (f) in the definition of “Title and Operating Documents”;

(m)
Meeting of Shareholders: The Special Meeting of Shareholders of Thunder at which the sale of the Thunder Assets to the Purchaser was approved was properly called and properly held and all resolutions passed at such meeting were validly passed in accordance with applicable law;

(n)
Sale of Petroleum Substances: No purchaser or seller of Petroleum Substances has refused to remit to the Vendor proceeds from the sale thereof and the Petroleum and Natural Gas Rights are not subject to any Prepaid Gas Obligations;

(o)	Environmental Matters: Except as specifically identified in Schedule ”A”, Thunder is not aware of:

(i)
and has not received any orders or directives pursuant to the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects or to the best knowledge of Thunder, there exists no particular circumstance which Thunder reasonably believes will give rise to any such order, directive, demand or notice; or

(ii)
and has not received any demand or notice issued pursuant to the Regulations with respect to any spill or the breach of any environmental, health or safety law applicable to any of the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding as of the date hereof or to the best knowledge of Thunder, there exists no particular circumstance which Thunder reasonably believes will give rise to any such order, directive, demand or notice;

(p)
Authorized Expenditures: Except for the usual operating expenses incurred in normal operations, there are no outstanding authorizations for expenditure or outstanding financial commitments respecting the Thunder Assets, pursuant to which expenditures are or may be required by the Purchaser or in respect of which any amount is outstanding, other than those set forth in Schedule ”A” or as may be authorized on behalf of the Purchaser in accordance herewith;

(q)	Area of Mutual Interest: None of the Lands are subject to an agreement which provides for an area of mutual interest, except as specifically identified in Schedule ”A”;

(r)	Assets Comprise Substantially All of Vendor’s Assets: The Thunder Assets do comprise all or substantially all of Thunder’s assets;

(s)
Full Access:  Except as otherwise provided in this Agreement, Thunder has made available to the Purchaser all material information within its possession and control pertaining to or affecting the Assets (other than economic evaluations or other proprietary evaluations to which the Purchaser is not entitled access hereunder and other than trade seismic, geological interpretations and financial records), insofar as such documents and information are known to Thunder, and it has not withheld from the Purchaser any material documents or information reasonably required to make not misleading those documents and information made available by Thunder to the Purchaser;

(t)
Investors:  The Vendors represent that each of them is a sophisticated investor and has the knowledge and intellectual skill to evaluate an investment in the Purchaser.  Each of the Vendors represent that they were not established for the purpose of obtaining an investment in the Purchaser or any similar company. The Vendors represent that they have sufficient other assets than the consideration securities to meet their operational and other ordinary expenses and do not need the value of the consideration shares for any purpose now or in the future. The consideration securities to be acquired by each of the Vendors will be acquired for investment for such Vendor's own account and not with a view for the resale or distribution of any part thereof.  Each Vendor agrees that it will not resell any of the securities received under this Agreement except in compliance with the United States and state securities laws, including pursuant to a registration under the Securities Act of 1933 or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act. The Vendors agree that have not and will not take any action to have the consideration securities transferred into bearer form, regardless if the law of any state permits securities to be held in bearer form;

(u)
Legend:  Each of the Vendors understands that it will acquire securities under this Agreement that are characterized as "restricted securities" under the United States federal securities laws. It is understood that the certificates evidencing the consideration securities may bear the legend set forth below in this section. The Vendors hereby consent to the inclusion of such legend on certificates of securities they receive hereunder and for the placement of stop orders against the transfer of such securities, which may be enforced by the Company by instruction to its transfer agent or recourse to appropriate judicial authorities to prevent the registration of any transfer not in accordance with the provisions of this Agreement and the legend set forth below:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT AND SUCH SALE, TRANSFER OR DISPOSITION IS IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE ACT, TO THE EXTENT THEN APPLICABLE”; AND

(v)
Statements:  No representation or warranty by any Vendor contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

6.02	CIMA’s Representations and Warranties

CIMA represents and warrants to the Purchaser that:

(a)	Standing: CIMA is a corporation, duly organized, valid and subsisting, and authorized to carry on business in the State of New Mexico;

(b)	Requisite Authority: CIMA has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(c)
No Conflict: The execution and delivery of this Agreement and the completion of the sale of the CIMA Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i)	any term or provision of the constating or other governing documents of CIMA;

(ii)	any agreement, instrument, permit or authority to which CIMA is a party or by which CIMA is bound; or

(iii)	the Regulations or any judicial order, award, judgement or decree applicable to CIMA or the Assets;

(d)
Execution and Enforceability: CIMA has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, CIMA shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement.  This Agreement has been validly executed and delivered by CIMA, and this Agreement and all other documents executed and delivered on behalf of CIMA hereunder shall constitute legal, valid and binding obligations of CIMA enforceable in accordance with their respective terms and conditions;

(e)	Residency for Tax Purposes: CIMA is a resident of the United States of America for tax purposes;

(f)
No Finders' Fees: The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by CIMA with respect to the transactions herein;

(g)
Lawsuits and Claims: Except as specifically identified in Schedule ”A”, there are no unsatisfied judgements, claims, proceedings, actions, governmental investigations or lawsuits in existence, or to the best of the knowledge of CIMA, contemplated or threatened against or with respect to the CIMA Assets, and there exists no particular circumstance which CIMA reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit;

(h)
Compliance with Leases and Agreements: No act or omission has occurred whereby CIMA is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the CIMA Assets, where such a default would impact materially and adversely upon the CIMA Assets, or any of them and to the best of the knowledge of CIMA, no third party is in default under the terms of any Lease of any agreement pertaining to the CIMA Assets, where such a default would impact materially and adversely upon the CIMA Assets;

(i)
No Default Notices:  CIMA has not received any notice of default under the Leases or any notice alleging its default under any agreement pertaining to any of the CIMA Assets, which default has not been rectified as of the date of this Agreement or to the best knowledge of CIMA, there exists no particular circumstance which the Vendor reasonably believes will give rise to such a notice;

(j)
Payment of Royalties and Taxes:  To the best of the knowledge of CIMA, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, its ownership of the CIMA Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by CIMA and which accrued prior to the Effective Time have been or will be properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

(k)
Encumbrances: CIMA does not warrant its title to the CIMA Assets, but does warrant that it’s interest in the CIMA Assets is free and clear of any and all liens, Security Interests, mortgages, pledges, claims, options, encumbrances, rights of first refusal, preferential rights, overriding royalties, net profits interests or other similar interests or burdens created by, through or under CIMA or of which CIMA has knowledge, other than the Permitted Encumbrances;

(l)
Agreements:  The Agreements disclosed in Schedule A” comprise all agreements for the sale of Petroleum Substances produced from the CIMA Assets not terminable on 30 days without penalty, all gas balancing agreements affecting the CIMA Assets, and all of the material agreements described in paragraphs (c), (d), (e) and (f) in the definition of “Title and Operating Documents”;

(m)
Meeting of Shareholders: The Meeting of Shareholders of CIMA at which the sale of the CIMA Assets to the Purchaser was approved was properly called and properly held and all resolutions passed at such meeting were validly passed in accordance with applicable law.

(n)
Sale of Petroleum Substances: No purchaser or seller of Petroleum Substances has refused to remit to CIMA proceeds from the sale thereof and the Petroleum and Natural Gas Rights are not subject to any Prepaid Gas Obligations;

(o)	Environmental Matters: Except as specifically identified in Schedule ”A”, CIMA is not aware of:

(i)
and has not received any orders or directives pursuant to the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the CIMA Assets, where such orders or directives have not been complied with in all material respects or to the best knowledge of CIMA, there exists no particular circumstance which CIMA reasonably believes will give rise to any such order, directive, demand or notice; or

(ii)
and has not received any demand or notice issued pursuant to the Regulations with respect to any spill or the breach of any environmental, health or safety law applicable to any of the CIMA Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding as of the date hereof or to the best knowledge of CIMA, there exists no particular circumstance which CIMA reasonably believes will give rise to any such order, directive, demand or notice;

(p)
Authorized Expenditures: Except for the usual operating expenses incurred in normal operations, there are no outstanding authorizations for expenditure or outstanding financial commitments respecting the CIMA Assets, pursuant to which expenditures are or may be required by the Purchaser or in respect of which any amount is outstanding, other than those set forth in Schedule ”A” or as may be authorized on behalf of the Purchaser in accordance herewith;

(q)	Area of Mutual Interest: None of the Lands are subject to an agreement which provides for an area of mutual interest, except as specifically identified in Schedule ”A”;

(r)	CIMA Assets Comprise Substantially All of CIMA’s Assets: The CIMA Assets do comprise all or substantially all of CIMA’s CIMA Assets;

(s)
Full Access:  Except as otherwise provided in this Agreement, CIMA has made available to the Purchaser all material information within its possession and control pertaining to or affecting the CIMA Assets (other than economic evaluations or other proprietary evaluations to which the Purchaser is not entitled access hereunder and other than trade seismic, geological interpretations and financial records), insofar as such documents and information are known to CIMA, and it has not withheld from the Purchaser any material documents or information reasonably required to make not misleading those documents and information made available by CIMA to the Purchaser; and

(t)
Burdens on Production:  No Lease is subject to royalty, overriding royalty, production payments and other burdens on production to an extent greater than 17.5% and CIMA has not created, conveyed, assigned, granted, or transferred overriding royalty interests, production payments, or other burdens on production burdening any Lease, save and except the following which may pertain to one or more Lease:

Grizzly Land & Permit Service, Inc.	.5%
Canadian Wildcat Corporation	1.0%
Charles Reynolds	2.0%
John Michael Richardson	1.0%
Murray Welch	.5%
Total	5.0%

The overriding royalty interests shall be subject to pooling for purposes of forming a standard proration or spacing unit fixed by law for the pool or area in which the land is situated, plus a tolerance of 10%.  In addition, all burdens shall be subject to proportionate reduction in the event Vendor’s interest in a Lease is less than the entire leasehold estate or the Lease covers less than the entire oil and gas mineral estate.

6.03	Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Vendors that:

(a)	Standing: The Purchaser is a corporation duly organized, valid and subsisting under the laws of its jurisdiction of incorporation;

(b)
Requisite Authority: The Purchaser has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject, and delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders’ and directors’ actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which the Purchaser is bound;

(c)
No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with the Regulations or any judicial order, award, judgement or decree applicable to the Purchaser;

(d)
Execution and Enforceability: The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement.  This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

(e)
No Sales Commission: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendors shall have any responsibility; and

(f)
Transfers of Licences, Permits and Authorizations:  The Purchaser is not aware of anything that would prohibit the Purchaser from obtaining or holding any well licences, authorizations or other permits or licences related to the Assets with the relevant governmental authorities.

6.04	Survival of Representations and Warranties

Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clauses 6.01, 6.02 or 6.03, as the case may be.  The representations and warranties in to Clauses 6.01, 6.02 or 6.03 shall be true at the time of Closing, and such representations and warranties shall continue in full force and effect and shall survive the Closing for a period of two (2) years from the Closing, for the benefit of the Party for which such representations and warranties were made.  In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.05	No Additional Representations or Warranties by Vendor

The Vendors makes no representation or warranties to the Purchaser in addition to those expressly enumerated in Clauses 6.01 and 6.02.  Except and to the extent provided in Clauses 6.01 and 6.02, the Vendors do not warrant title to the Assets or make representations or warranties with respect to:

(a)	the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

(b)	any estimates of the value of the Assets or the revenues applicable to future production from the Lands;

(c)	any engineering, geological or other interpretations or economic evaluations respecting the Assets;

(d)	the rates of production of Petroleum Substances from the Lands; or

(e)	any environmental matters relating to the Assets.

The Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation, verification and inspection of the Vendors’ interests in the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation, verification and inspection as to its assessment of the condition (environmental or otherwise), quantum and value of the Assets.

7.00	THIRD PARTY RIGHTS AND CONSENTS

7.01	Preferential Rights Of Purchase and Consents

(a)
If any of the Assets are subject to a preferential right of purchase or similar restriction, or if the disposition herein requires the consent of any third party, the relevant Vendor shall promptly serve all notices as are required under such preferential purchase or consent provision.  Each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any consent that may be required.

(b)
The Purchaser, as soon as possible after signing this Agreement, acting reasonably and in good faith, shall provide to the relevant Vendor the value placed by the Purchaser on any of the Assets with respect to which the such Vendor is required to specify a value in a notice served pursuant to this Clause.  The Vendors shall not be obligated to use such a value where, in their opinion, acting reasonably, the value is unreasonable.  If the Vendor makes such a determination, the Vendors and Purchaser shall consult with each other with respect to the value to be included in the subject notice.

(c)	If the holder of any preferential right to purchase any of the Assets exercises such right, the Purchaser may elect not to proceed with the transaction contemplated herein.

8.00	PURCHASER'S INSPECTION OF ASSETS

8.01	Vendors to Provide Access

(a)
The Vendors shall, subject to the Regulations and all contractual and fiduciary obligations and limits, at the Vendors’ office during normal business hours, provide the Purchaser and its nominees reasonable access to the Vendors’ records, files and documents directly relating to the Assets, for the purpose of the Purchaser's review of Vendor's title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

(b)
Prior to signing this Agreement, Purchaser and its nominees acknowledge they have been provided by Vendors with a reasonable opportunity to inspect the field Assets at Purchaser's sole cost, risk and expense, insofar as the Vendors could  reasonably provide access to such field Assets.

9.00	ARBITRATION

9.01	Reference to Arbitration

(a)
Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

(b)
The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Subclause 9.01(a), to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter.  If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act of the Province of Alberta (“Arbitration Act”) for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

9.02	Proceedings

(a)
The arbitrator selected pursuant to Clause 9.01(a) shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment.  The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

(b)	Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.

10.00	CONDITIONS TO CLOSING

10.01	Required Consents

(a)
It is a condition precedent to Closing for the benefit of both the Vendors and the Purchaser that any and all approvals required under the Regulations and any and all consents of third parties required pursuant to Article 7.00 to permit the transactions to be completed shall have been obtained or that such approval or consent requirement shall have been waived in writing or otherwise lapsed.  Each of the Parties shall use all reasonable efforts to obtain any such consents.

(b)
The Parties shall co-operate in seeking, any approvals or consents required from regulatory or governmental authorities, including without limitation, well licences, facilities, pipelines, mineral licences, permits or Leases which are to be obtained after Closing.

10.02	Conditions for Benefit of Purchaser

The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

(a)
No Substantial Damage:  There shall have been no damage to or alteration of any of the Assets between the Effective Time and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser, provided that a change in the prices at which Petroleum Substances may be sold in no event shall be regarded as material damage to or an alteration of the Assets;

(b)
Availability of Documents:  The Vendors shall have provided the nominees of the Purchaser with reasonable access to the Vendors’ records and documents pertaining to the Assets, in order to confirm the Vendors’ title to the Assets;

(c)
Material Compliance by Vendors:  The Vendors shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendors at or prior to the Closing Date;

(d)	Representations are Correct: The representations and warranties of each of the Vendors contained in Clauses 6.01 and 6.02 is true and correct in all material respects as of the Closing Date;

(e)	Delivery of Conveyance Documents: The Vendors shall have delivered the following to the Purchaser:

(i)	conveyances, in the forms attached as Schedule ”B” and “C”, which have been executed by the Vendors;

(ii)
the Specific Conveyances, all specific assignments, registerable transfers, novation agreements, notices of assignment, trust agreements and other instruments required to convey the Vendors’ interest in the Assets to the Purchaser, unless and to the extent that the Purchaser allows the Vendors to deliver such documents to the Purchaser at a later date, provided that such documents shall not require the Vendors to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

(iii)
copies of all consents to disposition and waivers of preferential rights of purchase, rights of first refusal or any similar restriction obtained by the Vendors with respect to the sale of the Assets to the Purchaser;

(iv)
originals of the Vendors’ records (or, if unavailable, photocopies of records), files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent that the Purchaser agrees to allow the Vendors to deliver such records, files, reports and data at a later date; and

(v)	such other documents as may be specifically required hereunder or as may be reasonably requested by the Purchaser upon reasonable notice to the Vendors;

(f)	Title: Purchaser shall have received opinions, satisfactory to it, as to the title to the Assets;

(g)
Royalties:  CIMA shall have rectified all filing and description errors in connection with any interest of any nature affecting the CIMA Assets to the satisfaction of the Purchaser and at the sole cost of CIMA; and

(h)
Legal Opinion:  Legal opinions shall have been provided to the Purchaser, satisfactory to it and its solicitor, respecting the enforceability of this Agreement and the General Conveyance against Thunder and the validity of the Special Shareholder Meeting held by Thunder to approve the transaction described in this Agreement.

10.03	Conditions for Benefit of Vendors

The obligation of the Vendors to complete the sale hereunder is subject to the following conditions precedent:

(a)
Material Compliance by Purchaser: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(b)
Payment of Purchase Price: The Purchaser shall have tendered to the Vendor the Purchase Price and the applicable GST in the manner provided for in Clause Error! Reference source not found., subject to any adjustments provided for in Article 4 and any alteration expressly provided for herein;

(c)	Representations are Correct: Each of the representations and warranties of the Purchaser contained in Clause 6.03 is true and correct in all material respects as of the Closing Date; and

(d)
Delivery of Documents:  The Purchaser shall have executed and delivered to the Vendors one copy of the conveyance in the form attached as Schedules ”B” and “C” and such other documents as may be specifically required hereunder.

10.04	Waiver of Conditions

The conditions in Clauses 10.02 and 10.03 are for the sole benefit of the Purchaser and the Vendors respectively.  The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived.  However, the Purchaser may not waive the existence and operation of any preferential right of a third party to purchaser any of the Assets or, without the concurrence of the Vendors, any required consent of a third party to the Vendor’s disposition of any of the Assets.

10.05	Failure to Satisfy Conditions

In the event any of the conditions in Clauses 10.02 or 10.03 have not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party specifying the reason for termination, provided that except as otherwise provided in this Agreement, any such termination shall not affect any rights or claims such Party may have against any other Party for breach of such other Party's representations or obligations under this Agreement.  A Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such conditions shall be limited to damages.  A termination under this provision does not affect the rights of the Parties with respect to the deposit as provided in section 2.04.

11.00	CONFIDENTIALITY

11.01	Obligation to Maintain Information Confidential

Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition, provided that upon Closing, the Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto.  Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Vendors.  After Closing, the Vendors agree that all information respecting the Assets shall be retained in confidence.  However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

(a)	is or becomes publicly available through no act or omission of the Vendors or Purchaser, as the case may be, or its respective consultants or advisors;

(b)
is obtained lawfully from a third party, where the Vendors or Purchaser, as the case may be, has made reasonable efforts to determine that such third party is not a party to or bound by any confidentiality agreement with the Vendors; or

(c)	in the case of the Purchaser, is already in the Purchaser's possession at the time of disclosure, without restriction on disclosure.

However, specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

11.02	Consultants and Advisors Bound

If the Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 8.00 the Purchaser shall be responsible to the Vendors for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 11.01.

12.00	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

12.01	Vendor’s Indemnities for Representations and Warranties

From and after Closing, the Vendors shall be liable to the Purchaser and be responsible for and shall, in addition, indemnify, release and save the Purchaser harmless from and against all losses, costs, claims, damages, expenses and liabilities which the Purchaser may suffer, sustain, pay or incur resulting from, arising out of, attributable to or connected with any breach of any representation or warranty made by the Vendors under Clauses 6.01 or 6.02.

12.02	Purchaser’s Indemnities for Representations and Warranties

From and after Closing, the Purchaser shall be liable to the Vendors and be responsible for and shall, in addition, indemnify, release and save the Vendors harmless from and against, all losses, costs, claims, damages, expenses and liabilities which the Vendors may suffer, sustain, pay or incur resulting from, arising out of, attributable to or connected with any breach of any representation or warranty made by the Purchaser under Clause 6.03.

12.03	Time Limitation

No claim under this Article 12.00 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of two (2) years from Closing.

13.00	PURCHASER’S INDEMNITIES

13.01	Purchaser General Indemnity

Provided that Closing has occurred, the Purchaser shall:

(a)	be liable to the Vendors for all losses, costs, damages and expenses whatsoever which the Vendors may suffer, sustain, pay or incur; and

(b)
indemnify, defend and save the Vendors and their directors, officers, servants, agents, consultants and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendors, their directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur;

as a result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing subsequent to the Effective Time, except any losses, costs, damages, expense, claims, liabilities, actions, proceedings and demands to the extent that the same are caused by the gross negligence or wilful misconduct of the Vendors, their directors, officers, servants, agents, consultants, employees or assigns, and excluding any claims, liability, actions, proceedings or demands brought or filed after the Effective Time and pertaining to events that occurred before the Effective Time.  The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clause 6.03 or an additional remedy for the Purchaser's breach of such a representation or warranty.  No claim may be brought pursuant to this Clause 13.01 unless written notification thereof is given to Vendors within two (2) years following the Closing.

13.02	Vendor General Indemnity

Provided that Closing has occurred, the Vendors shall, jointly and severally:

(a)	be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

(b)
indemnify, defend and save the Purchaser and its directors, officers, servants, agents, consultants, employees or assigns harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents, consultants, employees or assigns or which they may sustain, pay or incur;

as a result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing on or before the Effective Time, except any losses, costs, damages, expense, claims, liabilities, actions, proceedings and demands to the extent that the same are caused by the gross negligence or wilful misconduct of the Purchaser, its directors, officers, servants, agents, consultants, employees or assigns.  The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clauses 6.01 or 6.02 or an additional remedy for the Vendors’ breach of such a representation or warranty.  No claim may be brought pursuant to this Clause 13.02 unless written notification thereof is given to Vendors within two (2) years following the Closing.

13.03	Environmental Indemnity

The Purchaser acknowledges that with respect to the environmental condition of the Assets, it is acquiring the Assets on an “as is” basis, subject only to the representations and warranties set forth in Clause 6.01.

The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide access) and the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clauses 6.01 and 6.02.

Provided that Closing has occurred, the Purchaser shall:

(a)	be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendors may suffer, sustain, pay or incur; and

(b)
indemnify, defend and save the Vendors and each of its directors, officers, servants, agents, consultants and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendors, their directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur;

as a direct result of any environmental liabilities regardless of the date from which they may have accrued, including without limitation, the abandonment of all Wells and the reclamation of the surface lands pertaining to the Lands, except in each case for environmental liabilities and liabilities to Purchaser which constitute or result from a breach of the representations and warranties made by the Vendors in Clauses 6.01 and 6.02.

This liability and indemnity, pursuant to section 13.03, shall apply without limit and without regard to cause or causes, including without limitation, the negligence of the Parties or any other person.

Notwithstanding any other provision of this Agreement, Purchaser shall have no responsibility or liability for the abandonment of wells which are not included in the Wells.

13.04	No Merger of Legal Responsibilities

The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendors to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

14.00	WAIVER

14.01	Waiver Must be in Writing

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party.  Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

15.00	ASSIGNMENT

15.01	Assignments Before Closing

Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Vendor to comply with its obligations respecting any preferential rights, as provided in Article 7.00.

16.00	NOTICE

16.01	Service of Notice

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing.  Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(a)
personally, by delivering the notice to the Party on which it is to be served at that Party's address for service.  Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any Business Day in Alberta.  If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

(b)
by fax (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service.  A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day in Alberta or at the commencement of the next ensuing Business Day following transmission if such notice is not received during such normal business hours.

16.02	Addresses for Notices

The address for service of notices hereunder of each of the Parties shall be as follows:

Vendors:	Thunder River Energy Inc.
P.O. Box 636, Station M
Calgary, Alberta
T2J 2J3

Attention:	President

With a copy to:	McLeod & Company LLP
Gulf Canada Square, Suite 850
401 - 9th Avenue S.W.
Calgary, AB  T2P 3C5

Attention:	R. Gordon Cormie

Purchaser:	Kodiak Energy, Inc.
Suite 460, 734 7 Ave. SW
Calgary, Alberta
T2P 3P8

Attention: President
Fax: (403) 513-2670

16.03	Right to Change Address

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

17.00	POST CLOSING ADMINISTRATION

17.01	Registration of Documents

The Purchaser shall register promptly after Closing all Specific Conveyances and any other documents which require registration.  The Purchaser shall be responsible for registration of any document contemplated in this section and any fees related to such registrations.  After Closing, Purchaser shall bear all costs of preparing and registering any further assurances required to convey title to the Assets.

17.02	Coordination of Administrative Matters

(a)	After Closing, until the Purchaser becomes the recognized holder of the Assets in the place of the Vendors, the Vendors shall, to the extent that the Purchaser is not recognized:

(i)
receive and hold in trust all proceeds, benefits and advantages accruing from the Assets for the benefit, use and ownership of the Purchaser, with entitlement to commingle any of them with its own or any other assets;

(ii)	in a timely manner deliver to the Purchaser all revenues, proceeds and other benefits received by the Vendors for the Assets;

(iii)	in a timely manner deliver to the Purchaser all third party notices and communications received by the Vendors for the Assets;

(iv)	in a timely manner deliver to third parties all notices and communications as the Purchaser may reasonably request and all monies and other items the Purchaser reasonably provides for the Assets; and

(v)
as agent of the Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that the Purchaser reasonably requests for the purpose of facilitating the exercise of rights incidental to the ownership of the Assets.

(b)
The Vendors shall not be liable to the Purchaser for any loss or damage suffered by the Purchaser in connection with the arrangements established by the Purchaser in connection with the arrangement established by Subclause 17.02(a), except to the extent that the loss or damage is caused by the Vendors’ gross negligence or its wilful misconduct.

17.03	Vendors’ Access to Documents

The Vendors may retain or subsequently obtain from the Purchaser copies or photocopies of any of the documents comprised in Miscellaneous Interests necessary to enable them to comply with any Regulations or the requirements of any authority or to conduct audits relating to the period prior to the Effective Time.

18.00	MISCELLANEOUS PROVISIONS

18.01	Further Assurances

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement.  The Vendors shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Subclause 10.02(e).

18.02	Governing Law

This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta and, where applicable in relation to CIMA Assets, the laws of the State of New Mexico.

18.03	Time

Time shall be of the essence in this Agreement.

18.04	No Amendment Except in Writing

This Agreement may be amended only by written instrument executed by the Vendors and the Purchaser.

18.05	Consequences of Termination

If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Article 11.00 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement.  If this Agreement is so terminated, the Purchaser shall promptly return to the Vendors all materials delivered to the Purchaser by the Vendors hereunder, together with all copies of them that may have been made by or for the Purchaser and the Vendors shall return the deposit.

18.06	Supersedes Earlier Agreements

This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein and any prior agreements between the Parties regarding the transaction contemplated herein are hereby terminated.

18.07	Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

THUNDER RIVER ENERGY INC.

Per: ___________________________________

Per: ___________________________________

CIMA HOLDINGS INC.

Per: ___________________________________

Per: ___________________________________

KODIAK ENERGY, INC.

Per: ___________________________________

Per: ___________________________________

SCHEDULE “A”

Lands, Leases and Encumbrances (including penalties and preferential rights)

SCHEDULE “A”

PART II

Production Sales Contracts

SCHEDULE “A”

PART III

Facilities, Gas Gathering Lines, Pipelines, Facility, Processing, Treating, Transportation and Contract Operating Agreements

SCHEDULE “A”

PART IV

N/A

SCHEDULE “A”

PART V

Authorizations for Expenditure

None

SCHEDULE “A”

PART VI

Areas of Mutual Interest

None

SCHEDULE “A”

PART VII

Default Notices, Claims, Lawsuits & Offset Drilling Notice

SCHEDULE “B”

GENERAL CONVEYANCE

This Conveyance made this 28th day of September, 2007.

BETWEEN:

THUNDER RIVER ENERGY INC., a body corporate, registered to carry on business in the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Vendor”)

- and -

KODIAK ENERGY, INC., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Purchaser”)

WHEREAS the Vendor has agreed to sell and convey the Vendor's entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor's right, title, estate and interest in and to the Assets;

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions

In this Conveyance, including the recitals, “Agreement” means the Agreement of Purchase and Sale dated the 28th day of September, 2007, between the Vendor, CIMA Holdings Inc. and the Purchaser.  In addition, the definitions provided for in the Agreement are adopted in this Conveyance.

2.	Conveyance

The Vendor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, sells, assigns, transfers and conveys the Vendor's interest in the Assets to the Purchaser, and the Purchaser purchases and accepts such interest from the Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

3.	Effective Time

This Conveyance is effective as of the Effective Time.

4.	Subordinate Document

This Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement.  The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this Conveyance.

5.	Enurement

This Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.	Further Assurances

Each Party shall, after the date of this Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.

IN WITNESS WHEREOF the Parties have duly executed this Conveyance.

THUNDER RIVER ENERGY INC.

Per: __________________________________

Per: __________________________________

KODIAK ENERGY, INC.

Per: __________________________________

Per: __________________________________

2

SCHEDULE “C”

GENERAL CONVEYANCE

This Conveyance made this 28th day of September, 2007.

BETWEEN:

CIMA HOLDINGS INC., a body corporate, incorporated in the State of New Mexico, United States of America (hereinafter called the “Vendor”)

- and -

KODIAK ENERGY, INC., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Purchaser”)

WHEREAS the Vendor has agreed to sell and convey the Vendor's entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor's right, title, estate and interest in and to the Assets;

THE PARTIES AGREE AS FOLLOWS:

7.	Definitions

In this Conveyance, including the recitals, “Agreement” means the Agreement of Purchase and Sale dated the 28th day of September 2007, between the Vendor, Thunder River Energy Inc. and the Purchaser.  In addition, the definitions provided for in the Agreement are adopted in this Conveyance.

8.	Conveyance

The Vendor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, sells, assigns, transfers and conveys the Vendor's interest in the Assets to the Purchaser, and the Purchaser purchases and accepts such interest from the Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

9.	Effective Time

This Conveyance is effective as of the Effective Time.

10.	Subordinate Document

This Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement.  The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this Conveyance.

11.	Enurement

This Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.	Further Assurances

Each Party shall, after the date of this Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.

IN WITNESS WHEREOF the Parties have duly executed this Conveyance.

CIMA HOLDINGS INC.

Per: ___________________________________

Per: ___________________________________

KODIAK ENERGY, INC.

Per: ___________________________________

__________________________________

2

SCHEDULE “D”

SPECIFIC COVENYANCES FOR U.S. ASSETS